EXHIBIT 24.4

ATTORNEY CERTIFICATION

I the undersigned, Gabriel Tribaldos, Attorney, hereby certify as follows:

1.	sign on behalf of PZ Nominees II S.A.

2.	The above composition of signatures is binding on PZ Nominees II S.A. in respect of the attached report.

3.	The above authorized signatories signed this document before me and were identified by me in person according to an identity card.

4.	The resolution concerning PZ Nominees II S.A.'s authorized signatories was duly adopted, in accordance with PZ Nominees II S.A.'s incorporation documents.

November 1, 2012 Date	/s/ Gabriel Tribaldos Gabriel Tribaldos, Adv. Lic. No. 7192